Exhibit 10.1

December 4, 2012 (Revised)

FINAL AND CONFIRMED

J. Kris Sirchio
1289 Cherokee Road
Louisville, KY  40204

Dear Kris:

On October 18, 2012, you were notified that your employment with Brown-Forman is ending effective December 31, 2012.  Since then, we have been in discussions around your transition out of the Company.  This letter provides specific parameters around the ways the Company is offering to support you during this time.  Previously, we agreed to increase your months of severance pay from 10 months to 12 months (January 1 – December 31, 2013).  More recently, based on our discussions and in recognition of your personal circumstances, we have agreed to increase the discretionary lump sum to $50,000.  This is in addition to the $50,000 lump sum being provided for executive outplacement services and the waiving of additional insurance premiums during the severance period.

On November 14, the Board of Directors Compensation Committee approved the provisions included in this letter.  They should be considered the Company’s best and final offer to you.  Between now and the last day of employment (December 31), please review and determine whether you plan to agree to terms surrounding these offerings.  If you decide to sign the Release and Agreement (Section 3), note that you are agreeing to everything contained inside Sections 1 and 2, as explained below.

The first category, contained in Section 1, are those benefits you are entitled to receive regardless of whether you sign the Release and Agreement.  The benefits contained in Section 2, however, are contingent upon your signature.

We would like to call your attention to one specific item which is discussed below – understanding how to continue your health care and other insurance coverages after your employment is terminated on December 31, 2012.  To avoid any interruption in your health coverage, we encourage you to act speedily on this information in early January.

Section 1 – General Information

This section describes your status and rights in various matters, and explains steps you may need to take.  To confirm, you do not have to sign the Release and Agreement to receive any of the benefits listed in this Section 1.

Vacation
You will be paid for your 10 days of unused vacation days, in the next payroll cycle following termination (January 15, 2013).

Holiday Bonus
You will receive one month of current year holiday bonus for your December 1-31, 2012 period of employment. (The holiday bonus is accrued on a December-November cycle.) If possible, this amount will be added to your final paycheck; otherwise, it will be paid in the next payroll cycle following termination (January 15, 2013).

Unemployment
You should contact your local Unemployment Compensation Office immediately following termination to start any unemployment benefits to which you may be entitled.  Your HR representative, Mildred Rodriguez at 502-774-7596 can provide you with specific information on the location and phone number(s).

American Express and Other Amounts Owed to the Company
You are responsible for completing any outstanding expense reports and making arrangements to reimburse any amounts owed the Company.  You must take these actions whether or not you sign the Release and Agreement.  Let’s discuss the easiest way to manage these matters, with help from Dianna Morrison.

Employee Benefits
Following is a brief explanation of what happens to your Company benefits upon termination.  You will receive additional personalized information directly from the Brown-Forman Benefits Service Center.  Please contact the Brown-Forman Benefits Service Center by calling 1-877-775-1477 with questions regarding any of these items, or to change an address on file.  Kris, you may also contact Cheryl Beckman at 502-774-6747 or Donna Wimbec at 502-774-7306 as needed.

  Medical, Vision and Dental Coverage Continuation.  Your medical, vision, and/or dental coverages end on your termination date. If you so elect, those coverages can be continued for up to 18 months under a law known as COBRA. Shortly after your termination, you will receive, at your home address as prescribed by the COBRA law, an “Election and Enrollment” form which you must complete, sign and return by the date specified in that letter.  Please note: COBRA information will come from Conexis, our partner for administering COBRA. If you do not receive a COBRA packet within 14 days of your termination date, please notify the B-F Benefits Service Center at 877-775-1477. Please see the chart attached to this letter.
Reinstatement of your medical, vision and dental coverages under COBRA require completion of the COBRA enrollment form and forwarding the document, along with any required premium, to the address specified on the form.  Reinstatement can take up to three weeks from the mailing of the required information.  Once coverages are reinstated, they will be retroactive to your termination date so no lapse in coverage will occur.  If you have claims denied during this period, please request that your provider re-file once reinstatement has occurred.

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Group Life Insurance.  All life insurance benefits end on your termination date. These include Company paid life insurance plus any additional life insurance coverage for yourself, your spouse/partner or dependent child(ren) that you have elected on a contributory basis. The plan allows you to continue life coverage under an individual conversion policy, which is a whole life policy with The Hartford.  The plan also allows you to “port” your coverage, that is, to continue coverage under a group term life policy with The Hartford.  To apply for conversion or portability coverage, you must apply within 31 days from your termination date by calling The Hartford at 877-320-0484.

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Short-Term and Long-Term Disability coverage for any future disability ends at your termination and cannot be converted to a private policy.  If you are on a disability leave at the time of termination, information about your current disability benefits will be provided separately.

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401(k) Savings Plan.  As a 401(k) savings plan participant, you will be entitled to a distribution, either through a cash payout or through a rollover into a personal Individual Retirement Account (IRA) or another employer’s plan.  This is an important tax decision that should be discussed with your financial advisor.

Kris, for 2012 you have already contributed the maximum contribution allowed ($17,000) and you have already received the full employer match allowed ($12,500).  Enclosed is a 401(k) account summary which documents these items.  A separate vesting schedule is also enclosed indicating that you are 75% vested in the employer matching contribution.   For further information about your 401(k) savings plan benefit, please contact either Cheryl Beckman at 502-774-6747, or Donna Wimbec, at 502-774-7306.  Also the Fidelity Investments contact number is 800-835-5093.  Please note that it will be about six weeks following the termination date for your final contributions and dividends to be credited.  Your account will continue to participate in market performance (both up and down) during this period.

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Pension.  As we discussed, you are not vested in the qualified pension plan, and so you will forfeit that benefit.  However, you do qualify to receive 50% of your Supplemental Executive Retirement Plan (SERP) benefit.  We now have received estimates from Aon Hewitt on the SERP benefit.  You have accumulated a monthly Single Life Annuity benefit under the Alternative Retirement Benefit formula of the Plan in the amount of $892.90 per month, to be paid starting October 1, 2020, which is the first of the month directly following your 55th birthday.  (For this type of benefit, if you die before your annuity payments begin and have been married for at least 12 months at the time of your death, your spouse will receive the survivor portion of a 50% Joint and Survivor Annuity.  If you die before your payments begin and you have not been married for a year, the Plan will not pay any benefit.)  Please keep the Brown-Forman Pension Center advised is you change your marital status or your address.

In addition, we have estimated your FICA tax obligation on this benefit to be approximately $1,500, which will be due by December 31, 2012.  You will receive final calculations and notice of your FICA tax obligations from the Brown-Forman Pension Center during mid December.  You should review this information to ensure that your data is correct and that you understand the benefit that has been calculated for you.  If you have further questions regarding your pension benefit, please contact either Cheryl Beckman, at 502-774-6747, or Donna Wimbec, at 502-774-7306.

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Employee Assistance Program. Should you or your dependents want professional counseling to help adjust to this termination, the Company encourages you to contact the Employee Assistance Program.  These completely confidential services are provided by the Company through United Behavioral Health for 30 days after the date of your termination.  Continuation of this benefit is available under COBRA.  United Behavioral Health may be reached at 866-374-6061.

Short-Term Incentive
You will receive a Short-Term incentive prorated by the number of calendar days you were employed during this fiscal year (May 1 – December 31, 2012).  It will be adjusted for actual performance and paid in the same manner as other participants after the end of the fiscal year.  Under separate cover I provided you a document that outlined your short-term incentive payment details.  In addition, per your request, the Company has agreed to use actual Company performance score, which is calculated at the end of the year, as a proxy for your Individual Performance Objective  (IPO) score.

Long-Term Cash Incentive, Stock-Settled Stock Appreciation Rights, and Performance-Based Restricted Stock
Long-term cash incentives for the performance periods F'11-F'13 and F'12-F'14 respectively, will be adjusted for actual Company performance and be paid at the same time and in the same manner as to active participants. The long-term cash incentive for the performance period F'13-F'15 will be prorated based on the number of full months employed during F'13 (8) divided by 12. This prorated award will be adjusted for actual company performance and be paid at the same time and in the same manner as to active participants.

You will have 12 months from your termination date to exercise stock-settled stock apprecation rights (“SSARs”) that are vested and exercisable as of your termination date (however, you may not exercise stock options or SSARs beyond the expiration date indicated on the award agreement).  SSARs that are unvested as of your termination date will vest on the date indicated on the award agreements.  You will have 12 months to exercise these SSARs once they become vested.  All SSARs not exercised within this period will expire and become null and void.  SSARs granted in F’13 will be prorated based on the number of full months employed during F'13 divided by 12.

Performance-based restricted stock for the performance periods F'11-F'13 (vesting after F’14) and F'12-F'14 (vesting after F’15) respectively, will be adjusted for actual company performance and be paid at the same time and in the same manner as to active participants. The performance-based restricted stock for the performance period F'13-F'15 (vesting after F’16) will be prorated based on the number of full months employed during F'13 divided by 12. This prorated award will be adjusted for actual Company performance and be paid at the same time and in the same manner as to active participants.

Please note that this treatment of your long-term incentives is consistent with what you have been told regarding Company provisions for termination under your circumstances.  The documents I shared with you previously contained a list of your long term incentives.  Also, a list of the outstanding awards and illustration of proration treatment, plus vesting dates, are shown in Exhibit A at the end of this document.

Use of Company Property
Kris, we have agreed that you will be able to continue using your Company car during your notice period (ending December 31, 2012).  Because of Company liability considerations, however, we are not offering to extend this benefit beyond the end of your employment.  Your may purchase your Company car for $20,600 plus applicable taxes and fees.  Please feel free to follow up with Katie Rixman at 502-774-7791 on the specifics of returning, or purchasing, the car.

As it relates to other Company property such as your laptop computer, notebook, mobile phone, etc., we have waived the fee for you to purchase your existing iPad and iPhone.  (The Company leases the laptop and so we are not at liberty of letting you keep it.)  Leigh Pittman in IT is going to have a staff member call you about transferring any personal files to another laptop, MAC, or to the notebook you might keep. That individual can also provide set-up support for a newly purchased Mac or laptop if that would be helpful.  Kris, if you have questions about IT matters, please contact Leigh Pittman at 502-774-7618.

Section 2 – Additional Benefits
(Additional compensation, benefits and services)

This section lists the additional services and financial assistance that the Company is offering you in return for your signing and fully complying with the Release and Agreement in Section 3 of this letter.

Transition Payments
After the effective date of your termination, the company offers 12 months of transition payments. These payments, less required withholdings, will be automatically deposited to your bank account through the normal semi-monthly payroll process.  In arriving at the amount of your transition pay we took the following into account:

Cash Compensation	Annualized	Monthly
Salary	$560,000.00	$46,666.67
Holiday Bonus	11,666.67	972.22
Monthly Compensation		$47,638.89
Months of Transition Pay		12
Total Transition Pay		$571,666.68

Your monthly transition payments will total $47,638.89, less taxes, per month, and the total of all of your transition payments will equal $571,666.68.  This reflects an increase of two additional months of transition pay beyond what we had originally discussed. This addition respects your need for a notice period (October 18 – December 31, 2012) that is separate from the transition pay period (January 1 – December 31, 2013). Your transition payments will be paid in the same manner as you are compensated today – twice monthly by automatic deposit.  If you would prefer to receive hard copies of your paystubs (since you will no longer have access to the portal), just let me know and we will have Payroll mail them to your home address.

COBRA Insurance Premium Waiver
As noted under the Employee Benefits heading in Section 1, you may elect to continue medical, dental, and vision coverage(s) for you and your family for up to 18 months by paying a monthly COBRA premium. If you elect COBRA coverage(s), the Company will waive a significant portion of the COBRA premiums, by allowing you to pay active premiums through the end of the transition payment period. The intent of this benefit is to keep your post employment out-of-pocket costs for medical, dental, and vision coverage(s) during your 12 month transition pay period the same or very similar to what they were while you were employed. Please note that the initial COBRA packet you receive will reflect the full COBRA premiums; however, if you elect COBRA coverage(s), your monthly coupons will reflect reduced premiums throughout your transition pay period.

Outplacement Assistance
We have agreed to provide $50,000 to enable you to take advantage of outplacement services.  Per our discussion, we will pay Shields Meneley Partners $40,000, and then remit the remaining $10,000 (to cover travel/out-of-pocket expenses related to outplacement) directly to you. This will be paid within 30 days following the date on which this agreement becomes effective, but no sooner than January 1, 2013.

Additional Discretionary Payment
In addition to all the benefits outlined above, the Company would like to make a good-faith offer in the form of a $50,000 lump-sum payment, to help cover additional costs associated with the termination of your employment.  This may be used for whatever purpose you deem appropriate, such as (but not limited to) offsetting relocation expenses, providing for additional retirement investments, etc. This will be paid within 30 days following the date on which this agreement becomes effective, but no sooner than January 1, 2013.

Summary
If you have any questions about this letter or the Release and Agreement, or any other transition matter you need to discuss, please contact me at 502-774-7747.  I encourage you to take your time in reviewing this letter and the Release and Agreement.  If you choose to sign the Release and Agreement, please return one complete copy of this entire document (letter plus Release and Agreement) to me, in the self-addressed envelope that is provided.

Kris, once again I want to thank you for your important contributions to Brown-Forman, and wish you all the best in your career as you move forward.  It has been a pleasure working with you.

Yours truly,

/s/ Lisa P. Steiner
Lisa P. Steiner
SVP, Chief Human Resources Officer

Section 3 – Release and Agreement

1.           GENERAL

(a)           PURPOSE   I understand that I am entitled to the compensation and benefits described in Section 1 above (General Information), even if I do not sign this Section 3 Release and Agreement.  I further understand that the Additional Benefits described in Section 2 above are being offered by the Company to me as consideration for my signing and fully complying with this Release and Agreement, and that I am not otherwise eligible for these Additional Benefits.

(b)           ENCOURAGEMENT TO CONSULT WITH ATTORNEY   I acknowledge that this Release and Agreement is a binding legal document and that the Company advises me to consult with an attorney before signing this Release and Agreement.

(c)           REVIEW AND CONSIDERATION PERIOD   I acknowledge that (i) I hereby am given at least 45 days to review and consider this Release and Agreement and have had the opportunity to use as much of that time as I wish before signing it; and (ii) I have received the information concerning this reorganization contained in Exhibit A.

I wish to accept the Additional Benefits described in Section 2 of this letter and in exchange agree as follows:

2.           RELEASE AND COVENANT NOT TO SUE.   I hereby release Brown-Forman Corporation and all of its divisions, subsidiaries, affiliates, employees, officers, directors, successors and assigns (hereinafter collectively “the Company’) from all claims, liabilities, demands, causes of action, and claims for attorney’s fees which I may have or claim to have against the Company arising from my employment or the termination of my employment or from any other occurrence prior to the date I sign this Release and Agreement, except as noted in (d) below.

(a)           This release includes but is not limited to all claims that I may have for discrimination on the basis of religion, national origin, race, sex, disability, age (including all claims under the Age Discrimination in Employment Act of 1967 as amended (ADEA), and all other protected classifications under any other federal, state or local laws or regulations, except as noted in (d) below.  I also release any and all common law and statutory claims, including but not limited to, contract, tort or wrongful discharge claims.

(b)           Apart from (a) above, I agree never to file any lawsuit, complaint, proceeding, grievance or action of any sort arising from my employment or the termination of my employment with the Company or from any other occurrence prior to the date I sign the Release and Agreement, except as noted in (d) below.  If I violate this promise by suing the Company, then I agree that I will pay the Company either (i) its reasonable attorney fees and other costs incurred in defending such suit or at the Company’s option, (ii) my Total Transition Pay amount less $ 500.

(c)           This Release and Covenant Not to Sue covers both known and unknown claims. If I live or work in California, I agree to waive all rights under Section 1542 of the California Civil Code which provides as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

(d)           This Release and Covenant Not to Sue does NOT cover:

(i)	any rights or claims arising after the date I sign this Release and Agreement; or

(ii)	the right to file a charge with, or participate in an investigation conducted by, the Equal Employment Opportunity Commission or any similar state or local agency.

(iii)	my rights to enforce this Release and Agreement or to file a suit challenging its validity under the ADEA.

(e) Notwithstanding (d) above, I am waiving all rights to recover money or individual relief related to any claim covered by this Release and Covenant Not to Sue.

3.           AGREEMENT.   I further agree that:

(a)           NON-DISPARAGEMENT.   I will never in any way -- directly or indirectly, individually or with others do or communicate anything that reflects negatively on, undermines or disparages the Company, or its directors, officers, employees, products, business practices or reputation.

(b)           CONFIDENTIALITY.   I acknowledge my ongoing obligation not to divulge the Company’s proprietary or confidential financial, technical or business information and agree not to use or disclose any Confidential Information, as described below, to any person or entity other than the Company, without the Company’s prior written consent. Confidential information means information not generally known by the public about the Company’s processes, systems, products or finances, including proposed products, pricing, sales or other business or financial information about the Company.

4.           OTHER MATTERS

(a)           RIGHT TO REVOKE.   I understand that I may revoke this Release and Agreement within seven (7) days after I sign it by delivering or sending a written notice of revocation to Lisa Steiner, SVP, Chief Human Resources Officer at 850 Dixie Highway, Louisville, KY 40210, by no later than the close of business on the seventh day after I sign this Release and Agreement.  I understand that if I revoke this Release and Agreement, it shall not be effective or enforceable, and I will not receive the Additional Benefits described in Section 2 of this letter.  I also understand that if I sign this Release and Agreement, Additional Benefits cannot be paid until this revocation period expires.

(b)           ENTIRE AGREEMENT.   I agree that this is the entire agreement between me and the Company, that the Company has not made any promises to me other than in this letter, and that no changes may be made to this agreement unless in writing and signed by me and the Company.  I agree that if any part of this Release and Agreement is found to be illegal or unenforceable, the rest of the Release and Agreement will nevertheless be enforceable.

I ACKNOWLEDGE AND AFFIRM THAT I HAVE CAREFULLY READ THIS RELEASE AND AGREEMENT.  I UNDERSTAND IT AND HAVE NO QUESTIONS ABOUT WHAT IT MEANS.  I HAVE NOT BEEN FORCED OR INTIMIDATED IN ANY WAY TO SIGN IT, AND I AM KNOWINGLY AND VOLUNTARILY ENTERING INTO IT.

/s/ John Kristin Sirchio
Signed

December 20, 2102
Dated

IMPORTANT!
Your health care stops at termination and must be activated
under COBRA before any claims can be considered.

In order for the Company to pay a portion of your COBRA premiums under the terms of your Release and Agreement you must sign and return the COBRA forms for coverage to be activated.

Insurance terminates at 12 midnight on your termination date.
ò
Receive COBRA notification letter in mail 7-14 days after termination date from Conexis
ò
If COBRA Form is NOT signed and returned, You have NO coverage.	ï	If health coverage is to continue, you must sign and return COBRA Enrollment form to Conexis as soon as possible.	ð	COBRA Enrollment Form signed and returned to Conexis. You will receive monthly invoices from Conexis.
				÷		ø
☒			AND			AND
			ò				ò
Transition Letter Release and Agreement is NOT signed and returned, YOU are responsible for the full COBRA premium.
Transition Letter Release and Agreement is signed & returned to HR Generalist.  The Company will waive a significant portion of the COBRA premium for period stated in letter. You are responsible for the remainder of the COBRA premium.

			ò				ò
		Payment received from YOU for first month(s) premium.			ð	COBRA coverage activated retroactive to termination date. (May take 3 weeks)
ò
For expenses prior to activation, call customer service number on back of your insurance card for reimbursement.

Exhibit A:  Outstanding Long-Term Incentives

Long-Term Cash Awards:

FY11-FY13:  Paid June 15, 2013.  Target of $136,000.

FY12-FY14:  Paid June 15, 2014.  Target of $136,000.

FY13-FY15:  Paid June 15, 2015.  Prorated for 8 months of service during FY13.  Target of $92,933.

Stock-Settled Stock Appreciation Rights:

Granted 11/16/09:  5,495 SSARs currently vested.  12 months to exercise following termination date.

Granted 7/22/10:  15,639 SSARs vest on 5/1/13.  12 months to exercise following vesting.

Granted 7/28/11:  13,220 SSARs vest on 5/1/14.  12 months to exercise following vesting.

Granted 7/26/12:  Prorated for 8 months of service during FY13.  7,934 SSARs vest on 5/1/15.
12 months to exercise following vesting.

Performance-Based Restricted Stock:

FY10-FY13:  1,695 Class A shares vest on 5/1/13.

FY11-FY14:  Target of $132,000.  Converted to Class A shares following FY13.  Shares vest on 5/1/14.

FY12-FY15:  Target of $132,000.  Converted to Class A shares following FY14.  Shares vest on 5/1/15.

FY13-FY16:  Prorated for 8 months of service during FY13.  Target of $90,200.  Converted to Class A shares following FY15.  Shares vest on 5/1/16.

Final value will be subject to actual share price and actual Company performance.  Subject to terms of grant agreements, administrative guidelines, and Release and Agreement.